Exhibit 4.4
ESCROW AGREEMENT
[Insert Escrow Agent
and Address]

Re:	Grubb & Ellis Healthcare REIT II, Inc.
Ladies and Gentlemen:
GRUBB & ELLIS HEALTHCARE REIT II, INC., a Maryland corporation (the “Company”), will issue in a public offering (the “Offering”) shares of its common stock (the “Stock”) pursuant to a registration statement on Form S-11 filed by the Company with the Securities and Exchange Commission. GRUBB & ELLIS SECURITIES, INC., a California corporation (the “Dealer Manager”), will act as dealer manager for the offering of the Stock. The Company is entering into this agreement to set forth the terms on which [BANK] (the “Escrow Agent”) will, except as otherwise provided herein, hold and disburse the proceeds from subscriptions for the purchase of the Stock in the Offering until such time as the Company has received subscriptions for Stock from nonaffiliates of the Company resulting in a total of 200,000 shares of common stock sold in the Offering (the “Required Capital”).
The Company hereby appoints [BANK] as Escrow Agent for purposes of holding the proceeds from the subscriptions for the Stock, on the terms and conditions hereinafter set forth:
1. Until such time as the Company has received subscriptions for Stock resulting in total minimum capital raised equal to the Required Capital and such funds are disbursed from the Escrow Account (as defined below) in accordance with paragraph 3(a) hereof, persons subscribing to purchase the Stock (the “Subscribers”) will be instructed by the Dealer Manager or any soliciting dealers to remit the purchase price in the form of checks, drafts, wires, Automated Clearing House (ACH) or money orders (hereinafter, the “instrument of payment”), payable to the order of “          Bank, N.A., Agent for Grubb & Ellis Healthcare REIT II, Inc.” After subscriptions are received resulting in total minimum capital raised equal to the Required Capital and such funds are disbursed from the Escrow Account in accordance with paragraph 3(a) hereof, subscriptions shall be continue to be so submitted and paid for by delivering a check for the full purchase price made payable to “Grubb & Ellis Healthcare REIT II, Inc.” Within one (1) business day after receipt of instrument of payment from the Offering, the Dealer Manager, the Company or their respective agents will (a) send to the Escrow Agent a copy of the relevant part of each Subscriber’s subscription agreement showing the Subscriber’s name, address, tax identification number (Substitute IRS Form W-9), number of shares purchased, and purchase price remitted, and (b) deposit the instrument of payment from such Subscribers using the Escrow Agent’s electronic facilities, into an interest-bearing deposit account entitled “Escrow Account for the Benefit of Subscribers for Common Stock of Grubb & Ellis Healthcare REIT II, Inc.” (the “Escrow Account”), which deposit shall occur within one (1) business day after the Escrow Agent’s receipt of the instrument of payment, until such Escrow Account has closed pursuant to paragraph 3(a) hereof.
2. The Escrow Agent agrees to promptly process for collection the instrument of payment upon deposit into the Escrow Account. Deposits shall be held in the Escrow Account until such funds are disbursed in accordance with paragraph 3 hereof. Prior to disbursement of the funds deposited in the Escrow Account, such funds shall not be subject to claims by creditors of the Company, the Dealer Manager, any soliciting dealer or any of their respective affiliates. If the instrument of payment is returned to the Escrow Agent for nonpayment prior to receipt of the Required Capital, the Escrow Agent shall promptly notify the Dealer Manager and the Company in writing via mail, email or facsimile of such nonpayment, and is authorized to debit the Escrow Account in the amount of such returned payment as well as any interest earned on the amount of such payment.
3. (a) Subject to the provisions of subparagraphs 3(b)-3(d) below, once the collected funds in the Escrow Account are an amount equal to or greater than the Required Capital, the Escrow Agent shall, upon receiving written instruction from the Dealer Manager or the Company, (A) disburse to the Company, by check, ACH or wire transfer, the funds in the Escrow Account representing the gross purchase price for the Stock, and (B) within five business days after the first business day of the succeeding month, disburse to the Subscribers or the Company, as applicable, any interest thereon pursuant to the provisions of subparagraph 3(d). After such time the Escrow Account shall remain open and the Dealer Manager or the Company shall continue to cause subscriptions for the Stock to be deposited therein until the Company informs the Escrow Agent in writing to close the Escrow Account. For purposes of this Agreement, the term “collected funds” shall mean all funds received by the Escrow Agent that have cleared normal banking channels and are in the form of cash or cash equivalent. After the satisfaction of the aforementioned provisions of this paragraph 3(a), in the event the Company receives subscriptions made payable to the Escrow Agent, subscription proceeds may continue to be received in this account generally, but to the extent such proceeds shall not be subject to escrow due to the satisfaction of the aforementioned provisions of this paragraph 3(a), such proceeds are not subject to this Escrow Agreement and at the instruction of the Dealer Manager or the Company to the Escrow Agent shall be transferred from the Escrow Account to the Company.
     (b) Within four business days of the close of business on the date that is one year following commencement of the Offering (the “Expiration Date”), the Escrow Agent shall promptly notify the Company if it is not in receipt of evidence of deposits for the purchase of Stock providing for aggregate offering proceeds that equal or exceed the Required Capital (from all sources but exclusive of any funds received from subscriptions for Stock from entities which the Company has notified the Escrow Agent are affiliated with the Company). Within ten days following the date of such notice, the Escrow Agent shall promptly return directly to each Subscriber the collected funds deposited in the Escrow Account on behalf of such Subscriber, or shall return the instrument of payment delivered, but not yet processed for collection prior to such time, in either case, together with interest income (which interest shall be paid within five business days after the first business day of the succeeding month) in the amounts calculated pursuant to paragraph 7 for each Subscriber at the address provided by the Dealer Manager or the Company to the Escrow Agent, which the Escrow Agent shall be entitled to rely upon. However, the Escrow Agent shall not be required to remit any payments until the Escrow Agent has collected funds represented by such payments.
     (c) If the Company rejects any subscription for which the Escrow Agent has collected funds, the Escrow Agent shall, upon the written request of the Dealer Manager or the Company, promptly issue a refund to the rejected Subscriber at the address provided by the Dealer Manager or the Company, which the Escrow Agent shall be entitled to rely upon. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the Subscriber’s check for collection, the Escrow Agent shall promptly return the funds in the amount of the Subscriber’s check to the rejected Subscriber, at the address provided by the Dealer Manager or the Company or their respective agents, which the Escrow Agent shall be entitled to rely upon, after such funds have been collected.
     (d) At any time after funds are disbursed upon the Company’s acceptance of subscriptions pursuant to subparagraph 3(a) above on the fifth business day following the first business day of the next succeeding month following the date of such acceptance, the Escrow Agent shall promptly provide directly to each Subscriber the amount of the interest payable to the Subscribers. However, the Escrow Agent shall not be required to remit any payments until the Escrow Agent has collected funds represented by such payments. The forgoing notwithstanding, interest, if any, earned on accepted subscription proceeds will be payable to a Subscriber only if the Subscriber’s funds have been held in escrow by the Escrow Agent for at least 35 days; interest, if any, earned on accepted subscription proceeds of Subscribers’ funds held less than 35 days will be payable to the Company.
     In the event that the instrument of payment are returned for nonpayment, the Escrow Agent is authorized to debit the Escrow Account, as applicable, in accordance with paragraph 2 hereof.
4. The Escrow Agent shall provide the Dealer Manager and the Company with electronic access to view the account balance and account activity in the Escrow Account and shall provide the Company printed monthly statements (or more frequently as reasonably requested by the Company) on the account balance in each of the Escrow Account, and the activity in such accounts since the last report.
5. Prior to the disbursement of funds deposited in the Escrow Account in accordance with the provisions of paragraph 3 hereof, the Escrow Agent shall invest all of the funds deposited as well as earnings and interest derived therefrom in the Escrow Account in the “Short-Term Investments” specified below at the written direction of the Company, unless the costs to the Company for the making of such investment are reasonably expected to exceed the anticipated interest earnings from such investment in which case the funds and interest thereon shall remain in the respective escrow account until the balance in the respective escrow account reaches the minimum amount necessary for the anticipated interest earnings from such investment to exceed the costs to the Company for the making of such investment, as determined by the Company based upon applicable interest rates.
     “Short-Term Investments” include obligations of, or obligations guaranteed by, the United States government or bank money-market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as a depository or custodian for any such funds) which mature on or before the Expiration Date, unless such instrument cannot be readily sold or otherwise disposed of for cash by the Expiration Date without any dissipation of the offering proceeds invested. Without limiting the generality of the foregoing, Exhibit A hereto sets forth specific Short-Term Investments that shall be deemed permissible investments hereunder.
The following securities are not permissible investments:

(a)	money market funds;

(b)	corporate equity or debt securities;

(c)	repurchase agreements;

(d)	bankers’ acceptances;

(e)	commercial paper; and

(f)	municipal securities.
It is hereby expressly agreed and stipulated by the parties hereto that the Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the parties hereto. It is the intention of the parties hereto that the Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.
6. The Escrow Agent is entitled to rely upon written instructions received from the Company or the Dealer Manager or their respective agents, unless the Escrow Agent has actual knowledge that such instructions are not valid or genuine; provided that, if in the Escrow Agent’s opinion, any instructions from the Company or the Dealer Manager or their respective agents are unclear, the Escrow Agent may request clarification from the Company or the Dealer Manager or their respective agents, as applicable, prior to taking any action, and if such instructions continue to be unclear, the Escrow Agent may rely upon written instructions from the Company’s legal counsel in distributing or continuing to hold any funds. However, the Escrow Agent shall not be required to disburse any funds attributable to the instrument of payment that have not been processed for collection, until such funds are collected and then shall disburse such funds in compliance with the disbursement instructions from the Company or the Dealer Manager or their respective agents.
7. If the Offering terminates prior to receipt of the Required Capital, interest income earned on subscription proceeds deposited in the Escrow Account (the “Escrow Income”), shall be remitted to Subscribers to the address provided by the Dealer Manager or the Company to the Escrow Agent, which the Escrow Agent shall be entitled to rely upon, or to the Company if the applicable Subscriber’s funds have been held in escrow by the Escrow Agent for less than 35 days, in accordance with paragraph 3 and without any deductions for escrow expenses. The Company shall reimburse the Escrow Agent for all escrow expenses. If the Escrow Agent remits interest income pursuant to this Agreement, the Escrow Agent shall be responsible for any necessary federal tax reporting associated with such income; provided, however, that the Escrow Agent shall not be responsible for any other tax reporting associated with this Agreement. The Escrow Agent shall remit all such Escrow Income in accordance with paragraph 3. If the Company chooses to leave the Escrow Account open after receiving the Required Capital then it shall make regular acceptances of subscriptions therein, but no less frequently than monthly, and the Escrow Income from the last such acceptance shall be calculated and remitted to the Subscribers or the Company, as applicable, pursuant to the provisions of paragraph 3(d).
8. The Escrow Agent shall receive compensation from the Company as set forth in Exhibit B attached hereto, which such Exhibit B is hereby incorporated by reference.
9. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for willful misconduct, breach of trust, or gross negligence. Accordingly, the Escrow Agent shall not incur any such liability with respect to any action taken or omitted (a) in good faith upon advice of the Escrow Agent’s counsel given with respect to any questions relating to the Escrow Agent duties and responsibilities under this Agreement, or (b) in reliance upon any instrument, including any written instrument or instruction provided for in this Agreement, not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform to the provisions of this Agreement.
10. The Company hereby agrees to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable attorneys’ fees and disbursements, that may be imposed on or incurred by the Escrow Agent in connection with acceptance of appointment as the Escrow Agent hereunder, or the performance of the duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, except where such losses, claims, damages, liabilities, and expenses result from willful misconduct, breach of trust, or gross negligence.
11. In the event of a dispute between the parties hereto sufficient in the Escrow Agent’s discretion to justify doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under this Agreement, together with such legal pleadings as deemed appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. In the event of any uncertainty as to the duties hereunder, the Escrow Agent may refuse to act under the provisions of this Agreement pending order of a court of competent jurisdiction and shall have no liability to the Company or to any other person as a result of such action. Any such legal action may be brought in such court, as the Escrow Agent shall determine to have jurisdiction thereof. The filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation earned prior to such filing.
12. All communications and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service or when received via telecopy or other electronic transmission, in all cases addressed to the person for whom it is intended at such person’s address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this paragraph:
(a)	if to the Company:

Grubb & Ellis Healthcare REIT II, Inc. 1551 N. Tustin Avenue, Suite 300 Santa Ana, California 92705 Attention: Jeffrey T. Hanson

(b)	if to the Dealer Manager:

Grubb & Ellis Securities, Inc. 4 Hutton Centre Drive, Suite 700 Santa Ana, CA 92707 Facsimile No.: (866) 508-4705 Attention: Kevin K. Hull, CEO and President

(c)	if to the Escrow Agent:

[TO BE PROVIDED]
Each party hereto may, from time to time, change the address to which notices to it are to be delivered or mailed hereunder by notice in accordance herewith to the other parties.

13. This Agreement shall be governed by the laws of the State of California as to both interpretation and performance without regard to the conflict of laws rules thereof.
14. The provisions of this Agreement shall be binding upon the legal representatives, successors, and assigns of the parties hereto.
15. The Company and the Dealer Manager hereby acknowledge that ___is serving as Escrow Agent only for the limited purposes herein set forth, and hereby agree that they will not represent or imply that, by serving as Escrow Agent hereunder or otherwise, have investigated the desirability or advisability of investment in the Company or have approved, endorsed, or passed upon the merits of the Stock or the Company, nor shall they use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Stock other than by acknowledgment that is has agreed to serve as Escrow Agent for the limited purposes herein set forth.
16. This Agreement and any amendment hereto may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original.
17. In the event that the Dealer Manager receives the instrument of payment after the Required Capital has been received and the proceeds of the Escrow Account have been distributed to the Company, the Escrow Agent is hereby authorized to deposit such instrument of payment within one (1) business day to any deposit account as directed by the Company. The application of said funds into a deposit account or to forward such funds directly to the Company, in either case directed by the Company shall be a full acquittance to the Escrow Agent, who shall not be responsible for the application of said funds thereafter.
18. The Escrow Agent shall be bound only by the terms of this Escrow Agreement and shall not be bound by or incur any liability with respect to any other agreements or understanding between any other parties, whether or not the Escrow Agent has knowledge of any such agreements or understandings.
19. Indemnification provisions set forth herein shall survive the termination of this Agreement.
20. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.
21. Unless otherwise provided in this Agreement, final termination of this Escrow Agreement shall occur on the date that all funds held in the Escrow Account are distributed either (a) to the Company or to Subscribers and the Company has informed the Escrow Agent in writing to close the Escrow Account pursuant to paragraph 3 hereof or (b) to a successor escrow agent upon written instructions from the Company.
22. Neither the Escrow Agent, nor its agents, shall have responsibility for accepting, rejecting, or approving subscriptions. The Escrow Agent, or its agent, shall complete an OFAC search, in compliance with its policy and procedures, of each subscription check and shall inform the Company if a subscription check fails the OFAC search. The Dealer Manager shall provide a copy of each subscription check in order that the Escrow Agent, or its agent, may perform such OFAC search.
23. This Agreement shall not be modified, revoked, released, or terminated unless reduced to writing and signed by all parties hereto, subject to the following paragraph.

If, at any time, any attempt is made to modify this Agreement in a manner that would increase the duties and responsibilities of the Escrow Agent or to modify this Agreement in any manner which the Escrow Agent shall deem undesirable, or at any other time, the Escrow Agent may resign by providing written notice to the Company and until (a) the acceptance by a successor escrow agent as shall be appointed by the Company; or (b) sixty (60) days after such written notice has been given, whichever occurs sooner, the Escrow Agent’s only remaining obligation shall be to perform its duties hereunder in accordance with the terms of the Agreement.
24. The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to the Company. Such resignation shall be effective on the date specified in such notice, which shall be not less than thirty (30) days after such written notice has been given. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent.
25. The Escrow Agent may be removed for cause by the Company by written notice to the Escrow Agent effective on the date specified in such written notice. The removal of the Escrow Agent shall not deprive the Escrow Agent of its compensation earned prior to such removal.
26. The Company shall provide to Escrow Agent any documentation and information reasonably requested by the Escrow Agent for it to comply with the USA Patriot Act of 2001, as amended from time to time.
[Signature page follows]

Agreed to as of the            day of                          , 2009.

GRUBB & ELLIS HEALTHCARE REIT II, INC.,
a Maryland corporation

By:

Name:

Title:

GRUBB & ELLIS SECURITIES, INC.,
a California corporation

By:

Name:

Title:

The terms and conditions contained above are hereby accepted and agreed to by:
                                         as Escrow Agent

By:

Name:

Title:

EXHIBIT A
PERMISSIBLE ESCROW INVESTMENTS
(i)	Bank accounts;

(ii)	Bank money-market accounts;

(iii)	Short time certificates of deposit issued by a bank; and

(iv)	Short-term securities issued or guaranteed by the U.S. government

EXHIBIT B
ESCROW FEES AND EXPENSES